================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b)(c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                           (AMENDMENT NO.__________)*






                                   @Road, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, per share $0.0001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    04648K105
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)





Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)
[_]  Rule 13d-1(c)
[X]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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
====================                                                ============
CUSIP NO.  04648K105                   13G                          PAGE 2 OF 11
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       NV Partners III-BT LP
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Cayman
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,472,793
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        3,472,793
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,472,793
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.7%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

                               Page 2 of 11 pages

====================                                                ============
CUSIP NO.  04648K105                   13G                          PAGE 3 OF 11
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       NVPG LLC
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,472,793
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        3,472,793
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,472,793
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.7%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       OO
================================================================================

                               Page 3 of 11 pages

====================                                                ============
CUSIP NO.  04648K105                   13G                          PAGE 4 OF 11
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Andrew Garman
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,472,793
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        3,472,793
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,472,793
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.7%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 4 of 11 pages

====================                                                ============
CUSIP NO.  04648K105                   13G                          PAGE 5 OF 11
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Thomas Uhlman
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,472,793
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        3,472,793
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,472,793
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.7%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 5 of 11 pages

====================                                                ============
CUSIP NO.  04648K105                   13G                          PAGE 6 OF 11
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Stephen Socolof
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        1,129
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,472,793
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               1,129
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        3,472,793
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,473,868
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.7%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 6 of 11 pages

ITEM 1(a).    NAME OF ISSUER:  @Road, Inc.
              --------------


ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
              -----------------------------------------------
              47071 Bayside Parkway, Fremont, CA 94538.


ITEM 2(a).    NAMES OF PERSONS FILING:
              -----------------------
              NV Partners III-BT LP ("NVP"), NVPG LLC ("NVPG LLC") which is the sole general partner of NVP, Thomas Uhlman ("Uhlman"), Stephen Socolof ("Socolof") and Andrew Garman ("Garman"). Uhlman, Socolof and Garman are individual managing members of NVPG LLC ("Managing Members"). The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."


ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
              -----------------------------------------------------------
              The address of the principal business office of NVP, NVPG LLC, Uhlman, Socolof and Garman is New Venture Partners, 98 Floral Avenue, Murray Hill, NJ 07974.


ITEM 2(c).    CITIZENSHIP:
              -----------
              NVP is a limited partnership organized under the laws of the Cayman Islands. NVPG LLC is a limited liability company organized under the laws of the State of Delaware. Each of the Managing Members is a United States citizen.


ITEM 2(d).    TITLE OF CLASS OF SECURITIES:
              ----------------------------
              Common Stock, par value $0.0001 per share ("Common Stock").


ITEM 2(e).    CUSIP NUMBER:   04648K105.
              ------------


ITEM 3.       IF THIS STATEMENT IS FILED PURSUANT TO SS.SS. 240.13d- 1(b) OR
              --------------------------------------------------------------
              240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
              ----------------------------------------------------------
              (a) [_] Broker or Dealer registered under Section 15 of the
                      Securities Exchange Act of 1934 (the "Act").
              (b) [_] Bank as defined in Section 3(a)(6) of the Act.
              (c) [_] Insurance Company as defined in Section 3(a)(19) of the
                      Act.
              (d) [_] Investment Company registered under Section 8 of the
                      Investment Company Act of 1940.
              (e) [_] Investment Adviser in accordance with
                      ss.240.13d-1(b)(1)(ii)(E).
              (f) [_] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).
              (g) [_] A Parent Holding Company, in accordance with
                      ss.240.13d-1(b)(1)(ii)(G).
              (h) [_] A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act.
              (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.
              (j) [_] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).



                               Page 7 of 11 pages

              None of the above.


ITEM 4.       OWNERSHIP.
              ---------
              (a) Amount Beneficially Owned: NVP is the record owner of
                  3,472,793 shares of Common Stock (the "Record Shares") as of December 31, 2005. As the general partner of NVP, NVPG LLC may be deemed to own beneficially the Record Shares. As individual managing members of NVPG LLC, each Managing Member may be deemed to own beneficially all of the Record Shares. Stephen Socolof is the record owner of 1,129 shares of Common Stock (the "Socolof Shares") as of December 31, 2005.

              (b) Percent of Class: See Line 11 of cover sheets. The percentages set forth on the cover sheets are calculated based on 61,062,843 shares of Common Stock reported to be outstanding as of November 1, 2005 in the Issuer's most recently filed Quarterly Statement on Form 10-Q, as filed with the SEC on November 8, 2005, as adjusted pursuant to Rule 13d-3(d)(1).

              (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: See Line 5 of cover sheets.

                  (ii) shared power to vote or to direct the vote: See Line 6 of cover sheets.

                  (iii) sole power to vote or to direct the vote: See Line 7 of cover sheets.

                  (iv)  shared power to dispose or to direct the disposition of:
                        See Line 8 of cover sheets.

              Each Reporting Person, except NV Partners III-BT LP, disclaims beneficial ownership of the NV Partners III-BT LP Record Shares. Each Reporting Person, except Stephen Socolof, disclaims beneficial ownership of the Socolof Shares.


ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
              ---------------------------------------------
              Not applicable.


ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
              ----------------------------------------------------------------
              Not applicable.


ITEM 7.       IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
              ------------------------------------------------------------------
              THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
              ------------------------------------------------------------
              Not applicable.


                               Page 8 of 11 pages

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
              ----------------------------------------------------------
              Not applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(ii)(J).


ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.
              -------------------------------
              Not applicable.


ITEM 10.      CERTIFICATION.
              --------------
              Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).



































                               Page 9 of 11 pages

                                    SIGNATURE
                                    ---------

      After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 3, 2006



NV PARTNERS III-BT LP

By:   NVPG LLC, its General Partner


      By: /s/ Andrew Garman
          -------------------------
          Andrew Garman
          Managing Member




NVPG LLC

By:   /s/ Andrew Garman
      -----------------------------
      Andrew Garman
      Managing Member


/s/ Andrew Garman
-----------------------------------
Andrew Garman


/s/ Thomas Uhlman
-----------------------------------
Thomas Uhlman


/s/ Stephen Socolof
-----------------------------------
Stephen Socolof















                               Page 10 of 11 pages

                                                                       Exhibit 1
                                                                       ---------


                                    AGREEMENT

      Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of @Road, Inc.

      EXECUTED as a sealed instrument this 3rd day of February, 2006.


NV PARTNERS III-BT LP

By:   NVPG LLC, its General Partner

      By: /s/ Andrew Garman
          -------------------------
          Andrew Garman
          Managing Member




NVPG LLC

By:   /s/ Andrew Garman
      -----------------------------
      Andrew Garman
      Managing Member


/s/ Andrew Garman
-----------------------------------
Andrew Garman


/s/ Thomas Uhlman
-----------------------------------
Thomas Uhlman


/s/ Stephen Socolof
-----------------------------------
Stephen Socolof
















                               Page 11 of 11 pages